Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 17, 2023, Elicio entered into the Merger Agreement with Angion BioMedica Corporation (“Angion”). Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Angion, Arkham Merger Sub, Inc., a wholly owned subsidiary of Angion (“Merger Sub”), and Elicio Operating Company, Inc. (“Former Elicio”), pursuant to which Merger Sub merged with and into Former Elicio, with Former Elicio surviving the merger as a wholly owned subsidiary of Angion (the “Merger”).

At the Effective Time: (i) each share of Elicio’s capital stock outstanding and after giving effect to the automatic conversion of all outstanding shares of Elicio’s preferred stock conversion, excluding any shares of Elicio capital stock held by Elicio, Angion, Merger Sub or any of their respective subsidiaries and any dissenting shares, was automatically converted solely into the right to receive a number of shares of Angion common stock (the Shares) equal to the Exchange Ratio (as defined in the Merger Agreement) and, if applicable, an amount in cash, rounded to the nearest whole cent, in lieu of any fractional share interest in Angion common stock to which such holder otherwise would have been entitled (after aggregating all fractional shares issuable to such holder); (ii) each option to purchase shares of Elicio capital stock (each, an Elicio Option) that is outstanding and unexercised immediately prior to the Effective Time under Elicio Plans, whether or not vested, was converted into and become an option to purchase Angion common stock, and Angion assumed the Elicio Plans and each such Elicio Option in accordance with the terms of the Elicio Plans and the terms of the stock option agreement by which such Elicio Option is evidenced; and (iii) each warrant to purchase shares of Elicio capital stock (each, an Elicio Warrant) that was outstanding and unexercised immediately prior to the Effective Time was converted into and became a warrant to purchase Angion common stock, and Angion assumed each Elicio Warrant in accordance with its terms.

Immediately following the consummation of the Merger, there were approximately 9.7 million shares of the Company’s common stock outstanding on a fully-diluted basis, with prior Elicio equityholders collectively owning approximately 65.2% of the Company and prior Angion equityholders collectively own approximately 34.8% of the Company, in each case on a fully diluted basis.

Angion stockholders approved an amended and restated certificate of incorporation, including to effect the Reverse Stock Split, which approval is also necessary to complete the transactions contemplated by the Merger Agreement. Upon the effectiveness of the amended and restated certificate of incorporation effecting the Reverse Stock Split, the Company effected a reverse stock split of Angion’s common stock, par value $0.01 per share, at a ratio of 10:1 (the “Reverse Stock Split”). The unaudited pro forma condensed combined financial statement disclosures reflect the stock split accordingly.

The unaudited pro forma condensed combined financial information gives effect to the Merger, which has been accounted for as a reverse recapitalization under GAAP. Elicio is considered the accounting acquirer for financial reporting purposes. This determination is based on the expectation that, immediately following the Merger: (i) Elicio stockholders will own a substantial majority of the voting rights of the combined company; (ii) Elicio will designate a majority (six of nine) of the initial members of the board of directors of the combined company; and (iii) Elicio’s senior management will hold all key positions in senior management of the combined company. The transaction is expected to be accounted for as a reverse recapitalization of Angion by Elicio similar to as if Elicio had issued equity for the net assets of Angion, which are expected to be primarily cash, and other non-operating assets. It was concluded that any in process research and development assets potentially still remaining as of the Merger would be de-minimis when compared to the cash obtained through the Merger.

As a result of Elicio being treated as the accounting acquirer, Elicio’s assets and liabilities will be recorded at their pre-Merger carrying amounts. Angion’s assets and liabilities will be measured and recognized at their fair values as of the Effective Date of the Merger, which are expected to approximate the carrying value of the acquired cash and other non-operating assets. Any difference between the consideration transferred and the fair value of the net assets of Angion following determination of the actual purchase consideration for Angion will be reflected as an adjustment to additional paid-in capital. Upon consummation of the Merger, the historical financial statements of Elicio will become the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet data assumes that the Merger took place on March 31, 2023, and combines the historical balance sheets of Angion and Elicio as of such date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 and the quarter ended March 31, 2023 assumes that the Merger took place as of January 1, 2023 and combines the historical results of Angion and Elicio for the year ended December 31, 2022 and and the quarter ended March 31, 2023, respectively. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, as amended.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting and estimates and the final accounting conclusions and amounts may occur as a result of changes in initial assumptions in the determination of the accounting acquirer and related accounting, and the amount of cash used in Angion’s operations, and other changes in Angion’s assets and liabilities, which are expected to be completed after the closing of the Merger, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Angion and Elicio, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in, or incorporated by reference to, this proxy statement.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Angion may materially vary from those of Elicio. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the Merger, management will conduct a final review of Angion’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Angion’s results of operations or reclassification of assets or liabilities to conform to Elicio’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of March 31, 2023

(In thousands)

	March 31, 2023

	Angion Biomedica Corp. (Historical)	Elicio Therapeutics, Inc. and Subsidiary (Historical)	Notes	Transaction Accounting Adjustments	Notes	Pro Forma Combined

ASSETS
Current assets:
Cash and cash equivalents	$29,219	$8,572	A	$-		$37,791
Restricted cash	-	1,109		-		1,109
prepaid expenses and other assets	1,730	4,137		-		5,867
Notes receivable	9,678	-		(9,678)	J	-
Total current assets	40,627	13,818		(9,678)		44,767
Property and equipment, net	-	1,054				1,054
Right-of-use, net	126	7,153		-		7,279
Restricted cash, noncurrent	-	618		-		618
Investments in related parties	150	-		-		150
Other long-term prepaid assets	864	2,834		-		3,698
TOTAL ASSETS	$41,767	$25,477		$(9,678)		$57,566

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$692	$4,191		$-		$4,883
Accrued expenses	1,103	1,573	B	246	A	7,359
				872	B
				3,566	C
Convertible notes payable	-	9,902	B	(9,902)	J	-
Embedded derivative liability	-	321	B	-		321
Deferred research obligation	-	929		-		929
Operating lease liability, current	227	716		-		943
Financing obligation, current	-	-		-		-
Warrant liability	9	-		-		9
Total current liabilities	2,031	17,632		(5,219)		14,444
Operating lease liability, noncurrent	70	6,603		-		6,673
Unvested option exercise liability	-	58		-		58
Financing obligation, noncurrent	-	-		-		-
Total liabilities	2,101	24,293		(5,219)		21,175

COMMITMENTS AND CONTINGENCIES	-	-		-		-

Convertible Preferred Stock:
Series C	-	40,621	A	(40,621)	E	-
Series B	-	62,944		(62,944)	E	-
Series A	-	7,495		(7,495)	E	-
	-	111,060		(111,060)		-

Stockholders’ Equity (Deficit)
Common stock	301	181		2,761	E	357
				(301)	G
				(2,585)	F
Additional paid-in capital	297,679	4,980		(153,555)	H
				2,585	F	151,689
Accumulated other comprehensive income	165	-	-	(165)	G	-
Accumulated deficit	(258,479)	(115,037)	B	257,860	I	(115,656)
				-		-
Total stockholders’s equity (deficit)	39,666	(109,876)		106,600		36,390
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY (Deficit)	$41,767	$25,477		$(9,678)		$57,566

Unaudited Pro Forma Condensed Combined Statements of Operations

As of March 31, 2023

(In thousands, except share and per share amounts)

	For the Three Months Ended March 31, 2023
	Angion Biomedica Corp. (Historical)	Elicio Therapeutics, Inc. and Subsidiary (Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjusstments	Notes	Pro Forma Combined
Revenue
Contract revenue	$-	$-	$-		$-		$-
Grant revenue	-	-	-		-		-
Total revenue	-	-	-		-		-

Operating expenses:
Research and development	326	5,484			-		5,810
General and administrative	4,281	2,321	872	B	60	L	11,883
			783	C
			3,566	D
Restructuring expenses	-	-	-		-		-
Total operating expenses	4,607	7,805	5,221		60		17,693
Loss from operations	(4,607)	(7,805)	(5,221)		(60)		(17,693)

Other income (expense):
Change in the fair value of embedded derivative	-	109	-		(109)	J	-
Change in fair value of warrant liability	10	-	-		-		10
Change in fair value of convertible notes	(322)	-	-		-		(322)
Change in the fair value of Series C convertible preferred stock	-	-	-		-		-
Foreign exchange transaction gain (loss)	(87)	-	-		-		(87)
Gain (loss) upon debt extinguishment	-	-	-		-		-
Losses in equity method investment	-	-	-		-		-
Interest income	469	-	-		-		469
Interest expense	-	(333)	-		333	K	-
Total other income (expense), net	70	(224)	(224)		224		70
Net loss	(4,537)	(8,029)	(5,221)		164		(17,623)
Other comprehensive loss:
Foreign currency translation adjustment	79	-	-		-		79
Comprehensive loss	$(4,458)	$(8.029)	$(5,221)		$164		$(17,544)

Net loss per share, basic and diluted	$0.15	$(0.45)	N/A		N/A	M	$(0.50)
Weighted-average shares of common stock outstanding, basic and diluted	30,114,113	17,910,834	N/A		(12,584,990)		35,439,957

Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2022
(In thousands, except share and per share amounts)

	For the Year Ended December 31, 2022
	Angion Biomedica Corp. (Historical)	Elicio Therapeutics, Inc. and Subsidiary (Historical)	Transaction Accounting Adjustments	Notes	Other Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenue
Contract revenue	$2,301	$-	$-		$-		$2,301

Operating expenses:
Research and development	18,100	18,103			-		36,203
General and administrative	14,637	5,630	3,184	N	88	Q	27,810
			783	O
			3,488	P
Restructuring expenses	9,185	-	-				9,185
Total operating expenses	41,922	23,733	7,455		88		73,198
Loss from operations	(39,621)	(23,733)	(7,455)		(88)		(70,897)

Other income (expense):
Change in the fair value of embedded derivative	-	(945)	-		945	R	-
Change in fair value of warrant liability	95	-	-		-		95
Foreign exchange transaction loss	(237)	-	-		-		(237)
Gain upon debt extinguishment	-	2	-		-		2
Gain in equity method investment	151	-	-		-		151
Interest income	805	65	-		-		870
Interest expense	-	(3,596)	-		3,596	S	-
Total other income (expense), net	814	(4,474)	-		4,541		881
Net loss	(38,807)	(28,208)	(7,455)		4,453		(70,016)
Other comprehensive loss:
Foreign currency translation adjustment	189	-	-		-		189
Comprehensive loss	$(38,618)	$(28,208)	$(7,455)		$4,453		$(69,827)

Net loss per share, basic and diluted	$(1.29)	$(1.62)	N/A		N/A	T	$(2.01)
Weighted-average shares of common stock outstanding, basic and diluted	30,040,703	17,458,461	N/A		(12,643,403)		34,855,761

NOTES TO THE UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1.	Description of the Transaction

On June 1, 2023, Angion, Merger Sub and Former Elicio consummated the transactions contemplated by the Merger Agreement. Pursuant to the Certificate of Merger, which became effective at 4:03 pm Eastern Time on June 1, 2023 (the “Merger Certificate”), Merger Sub was merged with and into Former Elicio and Former Elicio became a wholly owned subsidiary of the Company. At the effective time of the Merger, each outstanding share of Former Elicio capital stock (after giving effect to the automatic conversion of all shares of Former Elicio preferred stock into shares of Elicio common stock and excluding any shares held as treasury stock by Former Elicio or held or owned by Angion or any subsidiary of Angion or Former Elicio and any dissenting shares) was converted into the right to receive 0.0181 shares of Angion common stock, which resulted in the issuance by Angion of an aggregate of 5,375,751 shares of Angion common stock to the stockholders of Fromer Elicio (the “Exchange Shares”). The issuance of the Exchange Shares was registered with the SEC on a Registration Statement on Form S-4, as amended (Reg. No. 333-269741) (the “Registration Statement”). The shares of Angion common stock listed on the Nasdaq Global Select Market, previously trading through the close of business on June 1, 2023 under the ticker symbol “ANGN,” commenced trading on the Nasdaq Global Market on June 2, 2023, under the ticker symbol “ELTX.” The common stock has a new CUSIP number, 28657F103. In addition, Angion assumed the Former Elicio 2022 Equity Incentive Plan and the Former Elicio 2012 Equity Incentive Plan (the “Elicio Plans”) and each outstanding and unexercised option to purchase Former Elicio common stock and each outstanding and unexercised warrant to purchase Elicio capital stock were adjusted with such stock options and warrants henceforth representing the right to purchase a number of shares of the Company’s common stock equal to 0.0181 multiplied by the number of shares of Former Elicio common stock previously represented by such options and warrants.

Immediately following the consummation of the Merger, there were approximately 9.7 million shares of the Company’s common stock outstanding on a fully-diluted basis, with Fromer Elicio equityholders collectively owning approximately 65.2% of the Company and prior Angion equityholders collectively own approximately 34.8% of the Company, in each case on a fully diluted basis.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11, as amended. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2023, give effect to the Merger as if it had been consummated on January 1, 2023.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives effect to the Merger and combines the historical balance sheets of Angion and Elicio as of such date. Based on Elicio’s preliminary review of Elicio’s and Angion’s summary of significant accounting policies and preliminary discussions between management teams of Elicio and Angion, the nature and amount of any adjustments to the historical financial statements of Angion to conform its accounting policies to those of Elicio are not expected to be material. Upon completion of the Merger, further review of Angion’s accounting policies may result in additional revisions to Angion’s accounting policies and classifications to conform to those of Elicio.

For purposes of these unaudited pro forma condensed combined financial statements, the estimated purchase price consideration consists of the following:

Amount
Number of shares of the combined company to be owned by Angion’s stockholders(i)	30,112,740
Multiplied by the estimated fair value per share of Angion’s common stock(ii)	$0.5200
Total (in thousands)	$15,659
Fair value of assumed Angion equity awards based on pre-combination service (in thousands)(iii)	738
Total estimated purchase price consideration (in thousands)	$16,397

(i)
Reflects the number of shares of common stock of the combined company that Angion equity holders own as of the Effective Time pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Angion common stock outstanding at March 31, 2023, and contemplation of equity instruments that are in-the-money and expected to be net exercised using the treasury stock method.

(ii)	Reflects the price per share of Angion common stock, which is the closing bid price of Angion common stock, affected by the 10:1 Reverse Stock Split, as reported by Nasdaq on March 31, 2023.

(iii)	Reflects the estimated acquisition-date fair value of the assumed Angion equity awards attributable to pre-merger service expected to be outstanding as of the Effective Time.

For accounting purposes, Elicio is considered to be the acquiring company and the Merger was accounted for as a reverse recapitalization of Angion by Elicio because on the Merger date, the pre-combination assets of Angion are expected to be primarily cash, and other non-operating assets.

Under reverse recapitalization accounting, the assets and liabilities of Angion will be recorded, as of the completion of the Merger, at their fair value, which is expected to approximate the carrying value of the pre-Merger assets. Any difference between the final fair value of the consideration transferred and the fair value of the net assets of Angion following determination of the actual purchase price consideration for Angion will be reflected as an adjustment to additional paid-in capital. As a result, any change in fair value of the consideration transferred is not expected to materially affect the unaudited pro forma condensed combined financial information. The subsequent financial statements of Elicio will reflect the combined operations of Elicio as the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the stockholders of the legal acquirer, Angion, immediately prior to the Effective Time, and a recapitalization of the equity of the accounting acquirer, Elicio.

The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Angion and Elicio and include adjustments to give pro forma effect to reflect the accounting for the Merger in accordance with GAAP. The historical financial statements of Elicio shall become the historical financial statements of the combined company.

Elicio and Angion may incur significant costs associated with integrating the operations of Elicio and Angion after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result from the Merger.

The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimate of the fair value of Angion’s net assets at the closing date is preliminary and subject to change up to the closing date. The differences that may occur between the preliminary estimate and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

TABLE OF CONTENTS

3.	Shares of Angion Common Stock Issued to Elicio Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding shares of Former Elicio preferred stock converted into, as applicable, Former Elicio common stock, which were exchanged for shares of Angion common stock based on the Exchange Ratio determined in accordance with the Merger Agreement. The Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was 0.0181.

Shares of Elicio Common Stock outstanding at March 31, 2023	18,102,893
Shares of Elicio Series A, B, C-1, and C-2 Preferred Shares outstanding at March 31, 2023 on an as-converted basis	240,132,083
Total Elicio Common Stock and Perferred Shares outstanding prior to Merger	258,234,976
Exchange Ratio	0.0181
Estimated shares of Angion common stock expected to be issued to Elicio upon closing	4,674,053

4.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Transaction Accounting Adjustments” reflect the application of the required accounting to the Merger, applying the effects of the Merger to Elicio’s and Angion’s historical financial information. Adjustments included in the column under the heading “Other Transaction Accounting Adjustments” are primarily related to other transactions that are material to the reader of the pro forma financial statements but not part of the required accounting directly related to the Merger. Further analysis will be performed after the completion of the Merger to confirm these estimates or make adjustments in the final purchase price allocation, as necessary.

Given Elicio’s history of net losses and full valuation allowances, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the unaudited pro forma condensed combined statements of operations resulted in no additional income tax adjustment to the unaudited pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Transaction Accounting Adjustments:

A.
To reflect preliminary estimated transaction costs of $0.2 million, not yet reflected in the historical financial statements, that are expected to be incurred by Elicio in connection with the Merger, such as legal fees, accounting expenses and consulting fees, as an increase in accrued expenses and a reduction to additional paid-in capital in the unaudited pro forma condensed combined balance sheet. As the Merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash, of Angion, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

B.
To reflect preliminary estimated transaction costs of $0.9 million, not yet reflected in the historical financial statements, which are expected to be incurred by Angion in connection with the Merger, such as adviser and legal fees, as an increase in accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet.

C.
To reflect the one-time post-merger stock-based compensation expense of $0.8M, in Note H, as an increase in additional paid-in capital and accumulated deficit, and the unaudited pro forma condensed combined statement of operations for the year ended March 31, 2023, reflected as general and administrative expense, related to the modification of certain awards extending the exercise period from 3 months to 4 years.

D.
To reflect the one-time severance expense of $3.5 million in General and Administrative expenses and accrued expenses to be paid in connection with the closing of the Merger in accordance with Angion’s retention bonus plan.

E.
Reclassification of $108.3 million to Additional Paid-in Capital “APIC”, representing $111.1 million of preferred stock, and $2.8 million of par value to common stock, reflecting the conversion of 240,132,083 shares of Elicio Series A, B, C-1, and C-2 Preferred Stock into 240,132,083 shares of Elicio common stock prior to the Merger to be exchanged for 4,346,253 shares of Angion common stock at an assumed exchange ratio of 0.0181. The par value of Elicio and Angion common stock is $0.01 while the par value of Elicio preferred stock is $0.001, which has been reflected as an increase to the par value of common stock.

F.
Reclassification of $2.6 million from common stock to APIC related to Elicio’s common shares outstanding as of March 31, 2023 that convert into Angion common stock at an assumed exchange ratio of 0.0181.

G.	To reflect the elimination of Angion’s historical net equity, which represents the net assets acquired in the reverse recapitalization:

Amount (in Thousands)
Pre-merger stock-based compensation expense (Note C)	$(738)
Historical Angion additional paid-in capital	(297,679)
Total pre-merger Angion additional paid-in capital	(298,417)
Pre-merger Angion accumulated deficit:
Historical Angion accumulated deficit	258,479
Angion transaction costs (Note B)	872
Severance expenses related to Angion’s retention bonus plan (Note D)	3,566
Total pre-merger Angion’s accumulated deficit	262,917
Angion common stock	(301)
Angion accumulated other comprehensive income	(165)
Total adjustment to historical equity (net assets of Angion)	$(35,966)

H.	The pro forma adjustments recorded in additional paid-in capital as noted include:

Amount (in Thousands)
Elimination of pre-merger Angion additional paid-in capital (Note G)	$(298,417)
Record purchase of Angion historical net assets (Note G)	35,966
Expected transaction costs of Elicio (Note A)	(246)
Conversion of historical Elicio preferred stock issued at March 31, 2023, and the conversion into Angion Common Stock (Note E)	108,299
Recognition of Angion’s accelerated post-merger stock compensation (Note C)	783
Recognition of Elicio’s accelerated RSU’s (Note L)	60
Total adjustments to additional paid-in capital	$(153,555)

I.	The pro forma adjustments recorded to accumulated deficit as noted include:

Amount (in Thousands)
Elimination of historical Angion accumulated deficit (Note G)	$258,479
Recognition of Angion’s accelerated post-merger stock compensation (Note C)	(783)
Acceleration of RSU’s by Elicio (Note L)	(60)
Recognition of gain on settlement of promissory note (Note J)	(224)
Total adjustment to accumulated deficit	$257,860

Other Transaction Accounting Adjustments:

J.
Elimination of promissory notes between Elicio and Angion that were automatically forgiven upon execution of the Merger. Elimination of $0.1 million recorded in change in the fair value of embedded derivative for the three-months ended March 31, 2023, as the promissory notes were recorded at fair value, and subsequently adjusted to their fair value with changes reflected in earnings.

K.	Elimination of $0.5 million of interest expense for the twelve months ended December 31, 2022, all of which are related to the convertible notes that were redeemed.

L.
To reflect the one-time stock compensation expense of $0.1M in general and administrative expense related to the acceleration of restricted stock units pursuant to a preexisting Elicio employment agreement for one of its executives which provides for such acceleration upon a change in control provision, which will be triggered by the Merger.

M.
The pro forma basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the three-months ended March 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company for the respective periods. For the three-months ended March 31, 2023, the pro forma weighted average shares outstanding has been calculated as follows:

March 31, 2023
Elicio weighted-average shares of common stock outstanding	17,910,834
Impact of Elicio Series A, B, C-1, and C-2 preferred stock assuming conversion as of January 1, 2023 on an as converted basis	240,132,083
Total	258,042,917
Application of the exchange ratio to historical Elicio weighted-average shares outstanding	0.0181
Adjusted Elicio weighted-average shares outstanding	4,670,577
Historical Angion weighted-average shares of common stock outstanding	30,411,113
Total pro forma weighted-average shares outstanding	35,081,690

Other Transaction Accounting Adjustments:

N.
To reflect preliminary estimated transaction costs of $3.2 million, not yet reflected in the historical financial statements, which are expected to be incurred by Angion in connection with the Merger, such as adviser and legal fees, as an increase in accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet.

O.
To reflect (1) $1.4 million of consideration transferred related to the pre-merger service of replacement awards, in Note G, and (2) the one-time post-merger stock-based compensation expense of $783 thousand, in Note H, as an increase in additional paid-in capital and accumulated deficit, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, reflected as general and administrative expense, related to the modification of certain awards extending the exercise period from 3 months to 4 years.

P.
To reflect the one-time severance expense of $3.5 million in General and Administrative expenses and accrued expenses to be paid in connection with the closing of the Merger in accordance with Angion’s retention bonus plan.

Q.
To reflect the one-time stock compensation expense of $88 thousand in general and administrative expense related to the acceleration of restricted stock units pursuant to a preexisting Elicio employment agreement for one of its executives which provides for such acceleration upon a change in control provision, which will be triggered by the Merger.

R.
Elimination of $945 thousand recorded in change in the fair value of embedded derivative for the twelve-months ended December 31, 2022, as these instruments were recorded at fair value, and subsequently adjusted to their fair value with changes reflected in earnings and were related to Elicio’s convertible notes that were redeemed.

S.	Elimination of $3.6 million of interest expense for the twelve months ended December 31, 2022, all of which are related to the convertible notes that were redeemed.

T.
The pro forma basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company for the respective periods. For the year ended December 31, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

December 31, 2022
Elicio weighted-average shares of common stock outstanding	17,458,461
Impact of Elicio Series A, B, C-1, and C-2 preferred stock assuming conversion as of January 1, 2022 on an as converted basis	276,142,623
Total	293,601,084
Application of the exchange ratio to historical Elicio weighted-average shares outstanding	0.0164
Adjusted Elicio weighted-average shares outstanding	4,815,058
Historical Angion weighted-average shares of common stock outstanding	30,040,703
Total pro forma weighted-average shares outstanding	34,855,761

Concurrent with the consummation of the proposed merger, Angion stockholders will approve a reverse stock split. Because the final reverse stock split ratio will not be known until such time, we are providing supplemental pro forma earnings per share disclosure based on the stockholder proposal of the reverse stock split ratio ranging from 5-for-1 to 30-for-1. For purposes of calculating the incremental pro forma earnings per share disclosure, we have utilized a 10-for-1 reverse stock split as this was the basis for determine the disclosed exchange ratio. Based on an assumed reverse stock split ratio of 10-for-1, the pro forma weighted-average shares outstanding would be 7,819,128, and the basic and diluted pro forma net loss per share would be $8.95 for the year ended December 31, 2022.

Based on the 10:1 Reverse Stock Split, the pro forma weighted-average shares outstanding would be 7,711,688, and the basic and diluted pro forma net loss per share would be $2.27 for the three-months ended March 31, 2023.